Exhibit 99.1

RYVYL Announces Stockholder Approval of Annual Meeting Proposals;

Reverse Stock Split Process Commences to Remedy Nasdaq Delisting Notice

Summary of Steps Taken to Maintain Listing Compliance

SAN DIEGO, CA – December 17, 2025 – RYVYL Inc. (NASDAQ: RVYL) (“RYVYL” or the “Company”) today announced that stockholders approved all of the proposals presented at the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) held on December 15, 2025, including the approval of the proposed reverse stock split of the Company’s outstanding common stock at a ratio between 1-for 20 to 1-for-50 shares, as well as an increase in the number of authorized shares of the Company’s common stock from 100,000,000 to 500,000,000. Following such split and assuming the consummation of the transaction described below, the Company believes it will be in full compliance with The Nasdaq Stock Market LLC (“Nasdaq”) listing requirements.

Other proposals approved by stockholders at the 2025 Annual Meeting include the election of directors and the ratification of the Company’s independent registered public accounting firm.

Delisting Notice, Remedy Steps and Process

On December 11, 2025, the Company received a Staff Delisting Determination letter from Nasdaq regarding non-compliance with the minimum bid price rule under Nasdaq Listing Rule 5550(a)(2). The Company believes the reverse split approved by the stockholders will address the bid price deficiency, and the Company has already addressed the stockholder equity issue for continued listings (see press release here). As previously announced, RTB Digital, Inc. (“Roundtable”), which is scheduled to merge with RYVYL, has sufficient capital to meet any stockholder equity requirements. Additionally, on December 17, 2025, Company filed the required appeal to the Nasdaq Hearings Panel, which we expect will return the Company to full compliance with Nasdaq listing requirements in the coming weeks.

“Today’s stockholder approval reflects the strong support from our stockholders for the actions associated with the Roundtable merger and their continued support along the way,” said George Oliva, Interim Chief Executive Officer and Chief Financial Officer of RYVYL. “We are taking immediate action to move forward with the reverse split, which we believe will resolve the Nasdaq listing matter through their appeal process.”

Review of Actions Taken to Maintain Nasdaq Listing Ahead of Merger between Roundtable and RYVYL

●	On April 8, 2025, RYVYL received an initial notice from Nasdaq that the Company did not meet the minimum stockholder equity threshold required by Nasdaq Listing Rule 5550(b)(1) (the “Stockholder Equity Rule”).

●	On June 12, 2025, RYVYL received a notice from Nasdaq that the Company was no longer compliant with the $1.00 minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) and must regain compliance with such rule by December 9, 2025 in accordance with Nasdaq Listing Rule 5810(c)(3)(A) or would be subject to delisting.

●	On September 28, 2025, RYVYL signed a definitive agreement to merge with privately-held Roundtable, a Web3-powered digital media platform for major media clients. Press release HERE. Roundtable had previously secured $33 million in financing. On October 7, 2025, and December 9, 2025, Roundtable acquired shares of preferred stock of the Company, for an aggregate purchase price of $6,500,000, thus increasing RYVYL stockholder equity in compliance with Nasdaq requirements.

●	On October 15, 2025, RYVYL was notified by Nasdaq that it had regained compliance with the Stockholder Equity Rule after Roundtable’s investment, thereby lifting the previous delisting risk well ahead of the anticipated merger between Roundtable and RYVYL.

●	On October 29, 2025, RYVYL rescheduled its 2025 Annual Meeting with a new record date for stockholders to allow a significant number of new stockholders to participate and vote on the approval of the reverse split.

●	On December 15, 2025, stockholders approved all of the stockholder proposals including the increase in the number of authorized shares which will be required to finalize the proposed merger.

●	As expected, due to the rescheduled date for the annual meeting, the Company could not regain compliance with the Minimum Bid Price Requirement by the December 9th deadline, and on December 11, 2025, the Company received a notice from Nasdaq that it would be delisted unless the Company appealed such determination by December 18, 2025, which the Company has addressed by filing an appeal with Nasdaq.

●	Roundtable has already invested sufficient capital to exceed the Nasdaq required stockholder equity threshold, and after 10 trading days following a reverse stock split already approved by stockholders, the Company believes it will be in full compliance with Nasdaq listing requirements.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) operates a digital payment processing business enabling transactions around the globe and provides payment solutions for underserved markets. RYVYL has developed applications enabling an end-to-end suite of turnkey financial products, with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. www.ryvyl.com

About Roundtable (RTB Digital, Inc.)

Roundtable is a Web3-powered media operating system designed to restore control, trust, and profitability to major media and professional brands. Built on a 35-year foundation of digital media technology innovation and leadership, the platform unifies content management, community engagement, data, analytics, and monetization into a single secure platform. Roundtable’s “DeWeb” blockchain-native infrastructure enables publishers to control their first-party data and IP, streamline operations, and monetize more efficiently at scale.

Cautionary Note Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements that are characterized by future or conditional words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements. Risk factors affecting the Company are discussed in detail in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws. These forward-looking statements include, but are not limited to, statements regarding the proposed merger between the Company and the target (the “Parties”), the expected closing of the proposed merger and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, including the management team and board of directors of the Company following the consummation of the merger (the “Combined Company”). There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this press release. These include: the risk that the Parties’ businesses will not be integrated successfully and the risk that cost savings, synergies and growth from the proposed merger may not be fully realized or may take longer to realize than expected; the risk that a condition to the closing of the merger may not be satisfied, that either party may terminate the definitive agreement or that the closing of the merger might be delayed or may not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; the risk that the parties do not receive regulatory or other approvals of the merger; the occurrence of any other event, change, or other circumstances that could give rise to the termination of the merger agreement or changes to the transactions; the risk that changes in the Company’s capital structure and governance could have adverse effects on the market value of its securities; the ability of the Parties to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on the Parties’ operating results and business generally; the risk the merger could distract the respective managements of the Parties from ongoing business operations or cause the Parties to incur substantial costs; impacts on the Parties’ plans for value creation and strategic advantages, market size and growth opportunities, regulatory conditions, competitive position and the interest of other corporations in similar business strategies, technological and market trends, future financial condition and performance and expected financial impacts of the merger; the risk that the Parties may be unable to reduce expenses or access financing or liquidity; the impact of any economic downturn; the risk of changes in governmental regulations or enforcement practices; and other important factors that could cause actual results to differ materially from those projected and those risk factors discussed in documents of the Company filed, or to be filed, with the SEC that are or will be available on the Company’s website at www.ryvyl.com and on the website of the SEC at www.sec.gov.

Additional Information and Where to Find It

The Company intends to file with the SEC a registration statement on Form S-4 (as may be amended, the “Registration Statement”), which will include a preliminary proxy statement in connection with the proposed merger with Roundtable, pursuant to a definitive merger agreement. The definitive proxy statement and other relevant documents will be mailed to stockholders of the Company as of a record date to be established for voting on the proposed merger. STOCKHOLDERS OF THE COMPANY AND OTHER INTERESTED PARTIES ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT, AND AMENDMENTS THERETO, AND THE DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE COMPANY’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF ITS STOCKHOLDERS TO BE HELD TO APPROVE THE PROPOSED MERGER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE PROPOSED MERGER. Stockholders will also be able to obtain copies of the Registration Statement and the proxy statement/prospectus, without charge, once available, on the SEC’s website at www.sec.gov.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR ANY RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PRESS RELEASE. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Each of the Parties, their respective directors and executive officers and other employees may be considered participants in the solicitation of proxies from the stockholders of each of the Parties with respect to the merger transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Information about the directors and executive officers of Roundtable and additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Registration Statement, the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger transaction. Stockholders, potential investors and other interested persons should read all such materials carefully before making any voting or investment decisions. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This information contained in this press release is for informational purposes only and is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Merger and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange the securities of the Company, or any commodity or instrument or related derivative, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933 or an exemption therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act of 1933.

RYVYL IR Contact:

Richard Land, Alliance Advisors Investor Relations

973-873-7686 ryvylinvestor@allianceadvisors.com

Roundtable Press Inquiries

Caitlin Kelly caitlin@roundtable.io

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